Exhibit 99.1

Tech Data Corporation

5350 Tech Data Drive

Clearwater, FL 33760

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, December 15, 2004	TRADED: NASDAQ NMS

Tech Data Corporation Completes Exchange Offer for Its Outstanding

2% Convertible Subordinated Debentures Due 2021

CLEARWATER, Fla., Dec. 15 /PRNewswire-FirstCall/ — Tech Data Corporation today announced that it has completed its offer to exchange $290 million principal amount of new 2% convertible subordinated debentures due 2021 (“new debentures”) for an equal amount of its currently outstanding 2% convertible subordinated debentures due 2021 (“existing debentures”).

As of the expiration of the exchange offer, approximately $281.9 million aggregate principal amount (including $17.0 million of existing debentures tendered pursuant to the procedures for guaranteed delivery) representing approximately 97.2 percent of the outstanding principal amount of existing debentures have been tendered for exchange. All of the existing debentures that were properly tendered have been accepted for exchange. Upon consummation of the exchange offer, approximately $8.1 million aggregate principal amount of the existing debentures will remain outstanding.

Tech Data implemented the exchange offer because of the adoption of Emerging Issues Task Force (“EITF”) Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” by the Financial Accounting Standards Board. EITF 04-8 is effective for periods ending after December 15, 2004, and will change the accounting rules applicable to Tech Data’s existing debentures by requiring Tech Data to include the common stock issuable upon conversion of the existing debentures in its fully diluted shares outstanding for purposes of calculating diluted earnings per share. Under EITF 04-8, the existing debentures will be dilutive even if the conditions to conversion are not satisfied.

The new debentures offered in the exchange provide that, upon conversion, Tech Data will pay to the holder cash equal to the principal amount of the debentures being converted and will pay the remainder of the conversion value in excess of the principal amount, if any, in Tech Data common stock. Under EITF 04-8 and EITF Issue No. 90-19, “Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion”, Tech Data will not be required to include any shares issuable upon conversion of the new debentures in its fully diluted shares outstanding calculation until the market price of Tech Data’s common stock exceeds the conversion price, and will then only have to include the number of shares as would then be issuable based upon the in-the-money value at the time of the conversion.

The new debentures require Tech Data to pay only cash (in lieu of cash, shares or a combination of cash and shares) when Tech Data repurchases the new debentures at the option of the holders. The new debentures also provide for an increase in the conversion rate for holders who convert the new debentures following any cash dividends or distributions and upon the occurrence of certain change in control events unless the acquirer is a public acquirer, in which case, at Tech Data’s option, the new debentures may instead become contingently convertible into the common stock of the public acquirer, subject to the net share settlement provisions. In addition, the new debentures require the amount of contingent interest payable, if any, to be equal to 0.15% of the average of the last reported new debentures’ sale price during the specified period.

The exchange offer expired at midnight Eastern Standard Time on December 14, 2004. A registration statement relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission and has been declared effective.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements regarding the timing of the exchange offer and the accounting treatment of the existing debentures and new debentures. There can be no assurance that Tech Data will complete the exchange offer on the anticipated terms or at all. In addition, the inclusion or exclusion of shares issuable upon conversion of the existing debentures and the new debentures from fully diluted shares outstanding is based on current accounting guidance, which could change in the future. Factors affecting the company’s business are contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at http://www.techdata.com.

About Tech Data

Tech Data Corporation (Nasdaq: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 111th on the FORTUNE 500, the company and its subsidiaries serve more than 90,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $17.4 billion for its most recent fiscal year, which ended January 31, 2004.

/CONTACT: Jeffery P. Howells, Executive Vice President and Chief

Financial Officer, +1-727-538-7825, or Jeff.Howells@techdata.com or Danyle L. Anderson, Director of Investor Relations and Shareholder Services, +1-727-538-7866, or Danyle.Anderson@techdata.com, both of Tech Data Corporation/